EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Chris D. Sammons
Vice President, Investor Relations &
Corporate Communications
225.932.2546

THE SHAW GROUP ANNOUNCES FINANCIAL RESULTS
FOR SECOND QUARTER FISCAL 2005

      Baton Rouge, Louisiana, April 4, 2005 – The Shaw Group Inc. (NYSE: SGR) today announced financial results for its second fiscal quarter. Income from continuing operations for the second quarter of fiscal 2005 was $9.7 million, or $0.15 per diluted share. In comparison, for the three months ended February 28, 2004, Shaw reported income from continuing operations of $2.5 million, or $0.04 per diluted share. For the second quarter of fiscal 2005, revenues were $763.5 million compared to $689.1 million in the prior year’s second quarter.

      Shaw’s backlog totaled $5.1 billion at February 28, 2005, with approximately $2.4 billion, or 46% of the backlog expected to be converted during the next 12 months. Approximately $2.6 billion, or 50%, of the backlog is in the environmental and infrastructure sector, primarily contracts with Federal government agencies and commercial entities; approximately $1.8 billion, or 36%, of the backlog is comprised of projects for energy industry customers, primarily nuclear and fossil fuel power plants; and approximately $0.7 billion, or 13%, related to projects for chemical process industry facilities.

      J.M Bernhard, Jr., Chairman and Chief Executive Officer of Shaw, said, “We are pleased to report positive financial and operational results for the fourth consecutive quarter, with income from continuing operations of $0.15 per diluted share and positive net cash from operations of $18.3 million. This solid improvement is a direct result of our continued focus on project execution and improved efficiencies and a marked increase in activity related to the recovering energy and chemical markets. While our total backlog is sequentially lower this quarter, we have seen strong momentum in preliminary engineering and design work for our energy and chemical industry clients, especially in power generation and chemical process sectors. We are also pleased with the steady growth of our maintenance backlog and our strong position in the federal services marketplace in the environmental and infrastructure sector.”

      The Shaw Group Inc. is a leading global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for government and private sector clients in the energy, chemicals, environmental, infrastructure and emergency response markets. A Fortune 1000 Company, The Shaw Group is headquartered in Baton Rouge, Louisiana, and employs approximately 19,500 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. For further information, please visit the Company’s website at www.shawgrp.com.

      Forward-Looking Statements — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s website under the heading “Forward-Looking Statements”. These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our website at www.shawgrp.com.

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REVENUE AND BACKLOG BY INDUSTRY AND GEOGRAPHY

Revenue by Industry
(Second Quarter Ended February 28, 2005)

Environmental & Infrastructure	$267.9	million	35%
Energy	316.3	million	41
Chemicals	165.3	million	22
Other Industries	14.0	million	2

Total	$763.5	million	100%

Revenue by Geography
(Second Quarter Ended February 28, 2005)

United States	$641.5	million	84%
Asia/Pacific Rim	58.4	million	8
Middle East	21.6	million	3
Canada	18.9	million	2
Europe	13.1	million	2
South America & Mexico	5.2	million	1
Other	4.8	million	—

Total	$763.5	million	100%

Backlog by Industry
(As of February 28, 2005)

Environmental & Infrastructure	$2,565.1	million	50%
Energy
Nuclear Power	980.6	million	20
Fossil Fuel	740.4	million	15
Other Power	91.7	million	1
Chemicals	676.5	million	13
Other Industries	40.6	million	1

Total	$5,094.9	million	100%

Backlog by Geography
(As of February 28, 2005)

Domestic	$4,256.4	million	84%
International	838.5	million	16

Total	$5,094.9	million	100%

THE SHAW GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended
	February 28 and 29,
	2005	2004

Revenues	$763,460	$689,061
Cost of revenues	693,386	628,593

Gross profit	70,074	60,468
General and administrative expenses	49,085	44,878

Operating income (loss)	20,989	15,590
Interest expense	(9,747)	(9,118)
Interest income	1,416	456
Loss on LYONs repurchase	—	(56)
Foreign currency transaction losses, net	(1,044)	(2,593)
Other income (expense), net	2,367	162

	(7,008)	(11,149)
Income (loss) before income taxes, minority interest, earnings from unconsolidated entities and loss from discontinued operations	13,981	4,441
Provision (benefit) for income taxes	4,885	1,506

Income (loss) before minority interest, earnings from unconsolidated entities and loss from discontinued operations	9,096	2,935
Minority interest, net of income taxes	(1,398)	(171)
Earnings (loss) from unconsolidated entities, net of income taxes	2,002	(276)

Income (loss) from continuing operations	9,700	2,488
Loss from discontinued operations, net of income taxes	(52)	(291)

Net income (loss)	$9,648	$2,197

Net income (loss) per common share:
Basic:
Income (loss) from continuing operations	$0.15	$0.04
Loss from discontinued operations, net of income taxes	—	—

Net income (loss)	$0.15	$0.04

Diluted:
Income (loss) from continuing operations	$0.15	$0.04
Loss from discontinued operations, net of income taxes	—	—

Net income (loss)	$0.15	$0.04